Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com
Christopher C Scarpa Partner cscarpa@stradley.com 215.564.8106

[                        ], 2022

Board of Trustees, Vanguard Trust
Board of Trustees, Baillie Gifford Trust

Re:
Agreement and Plan of Reorganization (“Agreement”) made as of the [    ] day of [          ], 2022 between Vanguard Valley Forge Funds, a statutory trust formed under the laws of the State of Delaware (the “Vanguard Trust”), on behalf of Vanguard Baillie Gifford Global Positive Impact Stock Fund, a series of the Vanguard Trust (the “Acquiring Fund”), and the Baillie Gifford Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Baillie Gifford Trust”), on behalf of Baillie Gifford Positive Change Equities Fund, a series of the Baillie Gifford Trust (the “Selling Fund”); and solely with respect to the provisions of Paragraphs 9.2 and 9.4 of the Agreement, The Vanguard Group, Inc., a Pennsylvania corporation, (“The Vanguard Group”); and solely with respect to the provisions of Paragraphs 1.3, 9.2 and 9.3 of the Agreement, Baillie Gifford Overseas Limited, a corporation organized under the laws of Scotland, United Kingdom (“Baillie Gifford”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganization of the Selling Fund, which will consist of: (i) the acquisition by the Acquiring Fund of all assets of the Selling Fund in exchange solely for the assumption by the Acquiring Fund of all of the Liabilities of the Selling Fund and units of a corresponding class or classes of beneficial interest (the “Shares”) of the Acquiring Fund (the “Acquiring Fund Shares”) of equal value to the net assets of the Selling Fund being acquired; (ii) the distribution, on or after the Closing Date, of Acquiring Fund Shares to the shareholders of the corresponding class of the Selling Fund in liquidation of the Selling Fund as provided in the Agreement; and (iii) the termination of the Selling Fund; all upon and subject to the terms and conditions set out in the Agreement.  The Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets or liabilities, created solely for the purpose of acquiring the assets and assuming

Board of Trustees, Vanguard Trust
Board of Trustees, Baillie Gifford Trust
[               ] [     ]

the Liabilities of the Selling Fund.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, made as of the [   ] day of [         ], 2022; (b) the Proxy Statement/Prospectus provided to shareholders of the Selling Fund dated [          ] [    ], 2022; (c) certain representations concerning the Reorganization made to us by the Vanguard Trust, on behalf of the Acquiring Fund, and Baillie Gifford Trust, on behalf of the Selling Fund, in letters dated [                ] [      ](the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Selling Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the Commonwealth of Massachusetts, the terms of the Agreement and the statements in the Representation Letters for the Selling Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

(a) The acquisition by the Acquiring Fund of all of the assets of the Selling Fund, as provided for in the Agreement, in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the Liabilities of the Selling Fund, followed by the distribution by the Selling Fund to its shareholders of the Acquiring Fund shares in complete liquidation and termination of the Selling Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Selling Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(b) No gain or loss will be recognized by the Selling Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Selling Fund, pursuant to Section 361(a) and Section 357(a) of the Code.

(c) No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Selling Fund in exchange solely for the assumption of all of the Liabilities of the Selling Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

Board of Trustees, Vanguard Trust
Board of Trustees, Baillie Gifford Trust
[               ] [     ]

(d) No gain or loss will be recognized by the Selling Fund upon the distribution of the Acquiring Fund Shares by the Selling Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

(e) The tax basis of the assets of the Selling Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Selling Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

(f) The holding periods of the assets of the Selling Fund in the hands of the Acquiring Fund will include the periods during which such assets were held or treated for federal income tax purposes as held by the Selling Fund pursuant to Section 1223(2) of the Code.

(g) No gain or loss will be recognized by the shareholders of the Selling Fund upon the exchange of all of their Selling Fund shares solely for the Acquiring Fund Shares pursuant to Section 354(a) of the Code.

(h) The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of the Selling Fund will be the same as the aggregate tax basis of Selling Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(i) The holding period of Acquiring Fund Shares received by a shareholder of the Selling Fund will include the period during which such shareholder held or is treated for federal income tax purposes as having held the Selling Fund shares exchanged therefor, provided that the shareholder held Selling Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(j) For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Treasury Regulations, the items of Selling Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Treasury Regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Selling Fund, the Acquiring Fund or any Selling Fund shareholders with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a nontaxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue

Board of Trustees, Vanguard Trust
Board of Trustees, Baillie Gifford Trust
[               ] [     ]

rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Vanguard Trust, on behalf of the Acquiring Fund, and the Baillie Gifford Trust, on behalf of the Selling Fund, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

With respect to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization (the “Registration Statement”), we hereby consent to: (i) the use of this opinion as an exhibit to the Registration Statement, (ii) the use of our firm’s name in the Registration Statement, and (iii) the discussion of this opinion in the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP